Exhibit 99.1

Barnes & Noble Reports Strongest Bookstore Holiday Sales Results In Over a Decade

NOOKcolor™ and NOOK™ Sales Significantly Exceed Forecasts – Driving Higher Than Expected Sales Online and In Stores

Barnes & Noble.com Comparable Sales Increase 78%

Barnes & Noble Comparable Store Sales Increase 9.7%

NEW YORK--(BUSINESS WIRE)--January 6, 2011--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported strong sales for the nine-week holiday period ending January 1, 2011.

The company significantly exceeded both online and in-store sales forecasts, led by strong consumer demand for Barnes & Noble’s NOOK brand of eReading products. The company sold virtually its entire inventory of NOOKcolor and E-Ink devices during the holiday season while exceeding its sales plan for accessories associated with the NOOK product line.

In addition, strong device sales helped drive eBook content sales that have significantly exceeded forecasts. Barnes & Noble.com comparable sales increased 78% compared to last year’s holiday selling season. Total sales at Barnes & Noble.com totaled $228.5 million, an increase of 67% as compared to the period a year ago.

William Lynch, CEO, Barnes & Noble, Inc., stated: “NOOKcolor was one of the most sought-after gifts this holiday season and has quickly become the bestselling device at Barnes & Noble. And, even more encouraging to us, NOOK’s popularity is helping to drive new sales at both our stores and online, where 60% of NOOKcolor owners are new customers of our Barnes & Noble digital bookstore.”

Barnes & Noble store sales increased 8.2% over the prior year period to $1.1 billion, with comparable store sales increasing 9.7%, marking the bookstores’ best comparable store sales performance in more than a decade. Furthermore, the company’s sales momentum increased as the holiday season progressed, resulting in a comparable store sales increase for December of 12.8%, which includes the company’s biggest sales day in its history on December 23rd. In addition to the tremendous success of the NOOK product line at the bookstores during the holiday season, physical book sales, especially hardcover books, were better than expected, and the company continued to experience strong performance in its Toys & Games department, where sales increased 48% during the holiday period.

Barnes & Noble, Inc. will report third quarter earnings results and discuss its outlook for the balance of fiscal year 2011 on or about February 22, 2011.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller and a Fortune 500 company, operates 717 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 637 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States. Barnes & Noble is the nation's top bookseller brand for the seventh year in a row, as determined by a combination of the brand's performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites, which also features more than two million titles in its eBookstore (www.bn.com/ebooks). Through Barnes & Noble’s NOOK™ eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

NOOK™, NOOKstudy™, LendMe™, Read In Store™, More In Store™ and Lifetime Library™ are trademarks of Barnes & Noble, Inc. Other trademarks referenced in this release are the property of their respective owners.

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FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements. Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble’s computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of Barnes & Noble’s stock option practices, product and component shortages, the outcome of Barnes & Noble’s evaluation of strategic alternatives, including a possible sale of Barnes & Noble, as announced on August 3, 2010, and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K, filed with the SEC on June 30, 2010, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

CONTACT:
Media Contact:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investor Contacts:
Barnes & Noble, Inc.
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer
jlombardi@bn.com
or
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Director of Investor Relations
amilevoj@bn.com